Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports Fiscal 2008 Second Quarter Results

Year-Over-Year Net Income Increased By 26%,

EPS Exceed Analyst Estimates

FREMONT, CA—June 26, 2008—SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal second quarter ended May 31, 2008.

For the second quarter of fiscal 2008, revenues were $1.878 billion, compared to $1.685 billion for the quarter ended May 31, 2007, representing an 11% increase over the prior year quarter. These results were within the Company’s guidance of $1.845 billion to $1.915 billion.

Net income for the second quarter of fiscal 2008 was $18.5 million, or $0.56 per diluted share, compared with $14.7 million, or $0.45 per diluted share in the prior year quarter, representing a 26% increase in net income over the prior year quarter. These results exceeded analysts’ consensus and the Company’s guidance for net income of $16.9 million to $17.6 million with diluted earnings per share of $0.51 to $0.53. The second quarter for fiscal 2008 marks the 84th consecutive profitable quarter for SYNNEX.

“The SYNNEX team produced another very solid quarter resulting in continued growth in profitability,” stated Robert T. Huang, President and Co-Chief Executive Officer. “Our second quarter marked several important events for SYNNEX. We closed our New Age Electronics acquisition in April and I would like to commend our integration team on an expeditious integration with minimal disruption to our New Age Electronics customers and vendors. I would also like to welcome the New Age Electronics employees to the SYNNEX family.”

Huang continued, “We also announced that Kevin Murai joined the SYNNEX family as Co-Chief Executive Officer. With 20 years of industry experience, Kevin has a wealth of knowledge that will significantly benefit SYNNEX. In the short period of time that Kevin has been with SYNNEX, I am very impressed with how quickly he has taken over the day-to-day operations of managing our core business in North America.”

Second Quarter Fiscal 2008 Financial Highlights:

•	Gross margin expanded to 5.37%, an increase of approximately 37 basis points, compared to the second quarter of fiscal 2007.

•	Income from operations was $31.7 million, or 1.69% of revenues, versus $25.8 million, or 1.53% of revenues in the prior fiscal year second quarter.

•	Depreciation and amortization were $2.7 million and $2.0 million, respectively.

•	Capital expenditures were $5.5 million.

•

Borrowings under the Company’s Canadian off-balance sheet accounts receivable securitization program totaled approximately $66.9 million as of May 31, 2008. This compares to $115.9 million as of November 30, 2007.

Third Quarter Fiscal 2008 Outlook:

The following statements are based on the Company’s current expectations for the third quarter of fiscal 2008. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.92 billion to $1.99 billion.

•	Net income is expected to be in the range of $18.7 million to $19.4 million.

•	Diluted earnings per share are expected to be in the range of $0.56 to $0.58.

The calculation of diluted earnings per share for the third quarter of fiscal 2008 is based on an approximate diluted weighted-average share count of approximately 33.5 million.

“Our outlook for the third quarter reflects the benefits of the overall diversification of our business model, continued strong execution of our core business plans and our on-going focus on maintaining and delivering good profitability even during the current economic slowdown,” said Kevin Murai, Co-Chief Executive Officer at SYNNEX Corporation. “We reiterate our commitment to our stated goal of growing our annual earnings per share in excess of 20% year-over-year, which has been adjusted upward to include our New Age Electronics acquisition. We believe we can achieve these goals in the current economic environment, through the combination of continued superior execution, realization of the full impact of our recent acquisition of New Age Electronics and continued improvements in efficiency and productivity of our operations.”

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-793-1340 in North America or 703-639-1311 outside North America. The confirmation code for the call is 1251855. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conclusion of the conference and will be archived until July 10, 2008.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 7,000 employees worldwide and operates in the United States, Canada, China, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

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Statements in this press release regarding SYNNEX Corporation which are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, plan, goal, continue, anticipate, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the future benefit of Mr. Murai to our Company, our focus on the diversification of our business model, continued execution of our core business plans and maintaining and delivering profitability, our commitment to grow annual earnings per share in excess of 20% year-over-year, expectations of continued execution, realization of the full impact of the New Age Electronics, Inc. acquisition and continued improvements in efficiency and productivity, and expectations of our revenues, net income and earnings per share, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; risks associated with the consolidation, integration and performance of our recent acquisitions; our ability to realize the full impact of our recent acquisitions and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended February 29, 2008 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2008 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 31, 2008	November 30, 2007
Assets
Current assets:
Cash and cash equivalents	$50,967	$42,875
Short-term investments	15,039	17,257
Accounts receivable, net	712,173	729,797
Receivable from vendors, net	125,871	96,035
Receivable from affiliates	8,113	9,790
Inventories	745,709	642,524
Deferred income taxes	18,127	18,612
Current deferred assets	17,769	14,478
Other current assets	13,413	16,859

Total current assets	1,707,181	1,588,227
Property and equipment, net	69,822	59,440
Goodwill	129,755	96,350
Intangible assets, net	27,466	21,590
Deferred income taxes	6,246	5,416
Long-term deferred assets	92,378	97,171
Other assets	27,908	18,909

Total assets	$2,060,756	$1,887,103

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$326,873	$351,142
Accounts payable	569,541	588,801
Payable to affiliates	66,383	67,334
Accrued liabilities	146,953	120,617
Current deferred liabilities	39,533	35,522
Income taxes payable	—	5,103

Total current liabilities	1,149,283	1,168,519
Long-term borrowings	28,318	37,537
Convertible debt	143,750	—
Long-term liabilities	25,556	14,533
Long-term deferred liabilities	58,709	60,565
Deferred income taxes	442	437

Total liabilities	1,406,058	1,281,591

Commitments and contingencies	—	—
Minority interest	4,324	958

Stockholders’ equity:
Preferred stock	—	—
Common stock	32	31
Additional paid-in-capital	201,284	196,128
Accumulated other comprehensive income	34,633	28,939
Retained earnings	414,425	379,456

Total stockholders’ equity	650,374	604,554

Total liabilities and stockholders’ equity	$2,060,756	$1,887,103

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended May 31, 2008	Three Months Ended May 31, 2007	Six Months Ended May 31, 2008	Six Months Ended May 31, 2007
Revenue	$1,878,072	$1,684,808	$3,626,646	$3,273,084
Cost of revenue	1,777,267	1,600,563	3,429,991	3,114,415

Gross profit	100,805	84,245	196,655	158,669
Selling, general and administrative expenses	69,133	58,433	132,203	107,914

Income from operations before non-operating items, income taxes and minority interest	31,672	25,812	64,452	50,755
Interest expense and finance charges, net	3,310	3,695	7,477	6,753
Other (income) expense, net	(581)	(904)	1,465	(1,062)

Income from operations before income taxes and minority interest	28,943	23,021	55,510	45,064
Provision for income taxes	10,275	8,288	19,826	16,456
Minority interest	158	62	346	62

Net income	$18,510	$14,671	$35,338	$28,546

Diluted earnings per share	$0.56	$0.45	$1.07	$0.88

Diluted weighted-average common shares outstanding	33,256	32,657	33,150	32,559